UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2004

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-104141 (Commission File Number)	51-0350935 (I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices) (Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

ITEM 2.	ACQUISITION OR DISPOSITION OF ASSETS.

On February 6, 2004, Remington Arms Company, Inc. (“Remington”) and its wholly-owned subsidiary RA Brands, L.L.C. (“RA Brands”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Pure Fishing, Inc. (“PF”) and two wholly-owned subsidiaries of PF, Pure Fishing I, LLC and Pure Fishing II, LLC (collectively, the “Purchasers”), pursuant to which Remington and RA Brands sold to the Purchasers certain specific assets relating to Remington’s fishing line business, effective as of February 9, 2004. The assets sold consisted of specified machinery and equipment, inventory, purchase orders and other contracts, trademarks, tradenames and other intellectual property, records, claims, and goodwill, in each case relating to Remington’s fishing line business.

The purchase price paid to Remington and RA Brands, based on the fair market value of the assets sold, was $44,000,000 in cash, $1,000,000 of which has been placed into escrow as security for the performance by Remington of its post-closing obligations to procure certain materials for the Purchasers. Net proceeds at closing, were used to pay down a portion of Remington’s balance under its Credit Agreement. Pursuant to the Asset Purchase Agreement, Remington agreed not to compete with PF and the Purchasers in the fishing line business for a period of five years and also agreed to provide the Purchasers with certain transitional services and other services and rights relating to the sale of Remington’s fishing line business.

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE.

The following information and the attached exhibit are being filed under “Item 5. Other Events and Regulation FD Disclosure.”

Remington entered into a Third Amendment, dated as of February 9, 2004, to the Credit Agreement, dated as of January 24, 2003, (the “Credit Agreement”), among Remington, RA Factors, Inc., Wachovia Bank, National Association, as Agent, and the lenders from time to time party thereto, pursuant to which amendment the lenders under the Credit Agreement consented to Remington and RA Brands’ sale of specified assets pursuant to the Asset Purchase Agreement, the release of liens against such assets, and the retention of the proceeds of such sale, subject to a requirement to use such proceeds to invest in productive assets or permanently pay down amounts outstanding under the Credit Agreement within one year of such sale. Pursuant to the amendment, the Credit Agreement was also amended to provide for modifications to certain required financial levels under the Credit Agreement:

(1)	the minimum amount of availability required to be maintained until such time as the Company achieves certain specified financial ratio levels and chooses to terminate such requirement the (“Availability Test Period”) was amended to increase the minimum availability requirements from $35.0 million to $40.0 million (except during any single period of up to 60 consecutive days from June through September of each year during the Availability Test Period, when such minimum availability requirement has been increased from $25.0 million to $30.0 million) and reduce these levels back to $35.0 million and

$25.0 million, respectively, upon a permanent pay down of no less than $5.0 million under the Credit Agreement with the proceeds from the sale of the fishline assets; and

(2)	the minimum levels of Consolidated EBITDA required to be maintained during the Availability Test Period were amended to reflect an adjustment for the sale of certain specified assets relating to the fishline business.

ITEM 7.	EXHIBITS.

(c)	Exhibits. The exhibits listed below is being filed with this Form 8-K:

Exhibit 10.1	Asset Purchase Agreement, dated as of February 6, 2004, among Remington Arms Company, Inc., RA Brands, L.L.C., Pure Fishing, Inc., Pure Fishing I, LLC and Pure Fishing II, LLC.

Exhibit 10.2	Third Amendment, dated as of February 9, 2004, to the Credit Agreement, dated as of January 24, 2003, among Remington, RA Factors, Inc., Wachovia Bank, National Association, as Agent and the lenders from time to time party thereto.

Exhibit 99.1	Press release dated February 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC. (Registrant)

Date: February 19, 2004	By:	/s/ Mark A. Little

Mark A. Little Executive Vice President, Chief Financial Officer and Chief Administrative Officer